Exhibit 10.2

March 15, 2004

Charles Morreale
6 Paddock Drive
Lawrenceville NJ 08648

Dear Chuck,

Thank you for spending a considerable amount with us recently discussing our employment opportunities at Cray. We are very pleased to extend this offer to join Cray Inc. as a Director of Sales, reporting to Peter Ungaro. Your starting salary will be $175,000 annually (salary is payable semi-monthly and is referred to in annual terms as a convenience and does not constitute a commitment of continued employment). You will also accrue vacation at a rate of 4 weeks per year. In conjunction with this we are offering you a $15,000 signing bonus.

In addition, you are eligible to participate in a sales incentive plan as defined under separate agreement and approved by the Vice President of Sales and Marketing.

You will also receive an option to purchase 15,000 shares pursuant to Cray’s Stock Option Plan. The options vest over four years, with 25% vesting after one year and the remaining options vesting monthly over the following 36 months. The exercise price will be the market price of our Common Stock on your first day of employment. Obviously, we all hope that Cray prospers, that the Company’s stock reflects that success, and that the option becomes a very valuable investment for you.

As a full time employee, you will be eligible for the standard full-time employee benefits package, which currently includes:

•	Medical, Dental, Vision, Short and Long Term Disability, Life, Flexible Spending and Employee Assistance Plan

•	A 401k Plan with matching 25% of the employee’s contribution up to the yearly maximum

•	120 hours of vacation accrued per year during the first five years of service, increasing thereafter
This number is adjusted in your situation per paragraph 1 above.

•	Paid sick leave

•	Education/ tuition reimbursement program

Your salary and benefits are subject to periodic modification.

As a condition of employment, all new employees are required to present documentation that confirms their identity and eligibility for employment in the United States. On your first day of employment with Cray, you will be asked to execute an “Employment Eligibility Certification” attesting to such. Your employment is further conditioned on executing our standard Confidentiality Agreement.

This employment opportunity, which Cray offers, is of indefinite duration and will continue as long as both you and Cray consider it of mutual benefit. Either you or Cray are free to terminate the employment relationship at will (without cause) and at any time.

Cray Inc. is dedicated to helping customers solve the most demanding, most crucial computing problems - creating new materials and life-saving drugs, predicting severe weather and climate changes, analyzing complex data structures, safeguarding national security, designing the cars and trucks we drive, and a host of other applications that benefit humanity by advancing the frontiers of science and engineering.

To indicate your acceptance of this offer, please sign and return one copy of this letter to confidential fax number, 206-701-xxxx, by 5:00pm on Tuesday, March 16, 2004. If you have any questions, please feel free to call me at 206-701-xxxx.

Sincerely,

/s/ Stephanie L. Jensen

Stephanie L. Jensen
Human Resource Manager

Accepted By:	/s/ Charles Morreale
Charles Morreale